Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement dated as of May 3, 2004 (as amended and otherwise modified, the “Agreement”) is entered into by and between MD Beauty, Inc. (the “Company”), a Delaware corporation, and Leslie Blodgett (the “Executive”).

RECITALS

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify her to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

        1.             Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment; provided that the Executive’s employment under this Agreement shall not commence until the date on which the transactions contemplated under the Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) among STB Beauty, Inc.(“Parent”), Company and certain other parties shall have been consummated (the “Effective Date”).

        2.             Term.  Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on December 31, 2006; provide that to the extent the Agreement shall not have been terminated on or before December 31, 2006 or the end of any extension term, Executive’s employment shall be automatically extended for successive terms of one year each, unless either party provides the other with written notice sixty (60) days prior to the end of the original or any extension term that the Agreement is not to be extended.  The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

        3.             Capacity and Performance.

(a)       During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer.  In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.  During the term hereof, the Company shall maintain executive offices for the Executive in San Francisco, California, and the Executive shall not be required to relocate outside of the San Francisco area.

(b)       During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates, including serving as Chief Executive Officer of the Parent, as may be designated from time to time by the Board of Directors of the Company (the “Board”) or by its designees.

(c)       During the term hereof, the Executive shall devote her full business time and her best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of her duties and responsibilities hereunder.  The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided that Executive shall be entitled to (i) continue her membership and current level of involvement in the Young Presidents Organization, (ii) join one additional corporate board of an entity that is not a competitor of the Company and devote a reasonable amount of time to activities as a member of such board of directors and (iii) continue her membership and current level of involvement in an advisory capacity with JH Partners, LLC.

(d)       The Company agrees to propose to the shareholders of the Company at each appropriate Annual Meeting of such shareholders during the term hereof the election or reelection of the Executive as a member of the Board, provided that the Executive is otherwise eligible for such election; however, the failure of the shareholders to so elect or reelect the Executive shall not constitute Good Reason for termination by the Executive hereunder.

        4.             Compensation and Benefits.  As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a)       Base Salary.  During the term hereof, the Company shall pay the Executive a base salary at the rate of Four Hundred Thousand Dollars ($400,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to annual cost of living increases, as determined by the Board, in its sole discretion.  Such base salary, as from time to time adjusted, is hereafter referred to as the “Base Salary.”

(b)       Incentive and Bonus Compensation.  As additional compensation for services hereunder, the Executive shall be eligible to earn a bonus for each Bonus Year completed during the Term.  The amount of any such bonus shall be determined in accordance with Attachment A.  Any bonus payable under this Section 4(b) is referred to herein as an “Annual Bonus”.  The Annual Bonus, if any, due to Executive for any Bonus Year shall be paid to Executive no later than the date which is forty-five (45) days after the release of the audited financial statements of the Company for such Bonus Year.

(c)       Options:  Executive shall receive options to purchase 5% of the fully-diluted equity of STB Beauty, Inc.(“Parent”), the parent company of the Company (out of a management equity pool equal to 15% of the fully-diluted equity of Parent), two-thirds of which will be time-vested and one-third of which will be performance-based.  The exercise price of the options will be equal to the value of shares of Parent issued in connection with the transactions contemplated by the Merger Agreement dated as of the date hereof.

(d)       Vacations and Sick Leave.  During the Term, Executive shall be entitled to six (6) weeks of vacation per year and ten (10) sick days per year, to be taken at such times and intervals as shall be determined by the Executive.  Executive shall be entitled to roll three (3) weeks of vacation over to the next year, to the extent not previously taken. Vacation and sick leave shall otherwise be governed by the policies of the Company with respect to senior executives, as in effect from time to time.

(e)       Other Benefits.  During the term hereof and subject to any contribution therefore generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive (e.g., severance pay).  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or delete its employee benefit plans (except for the Severance Amount as set forth herein in Section 5(d)) at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f)        Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, including but not limited to, a car allowance, in an amount to be determined by the Board, and expenses incurred in respect of wardrobe required for televisions appearances made by Executive in connection with her duties on behalf of the Company, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

        5.             Termination of Employment and Severance Benefits.  Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

(a)       Death.  In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate.  In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to her estate, (i) the Base Salary earned but not paid through the date of termination (ii) any bonus compensation earned or awarded but unpaid on the date of termination, (iii) a pro-rated portion of any bonus compensation Executive would have earned for the year in which termination by death takes place, payable when the Company generally pays bonus to employees, (iv) accrued vacation and

(v) unreimbursed expenses (all of the foregoing, “Final Compensation”).  The Company shall have no further obligation to the Executive hereunder.

(b)       Disability.

            (i)        The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder, with or without reasonable accommodation, for one hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.  In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

(ii)       The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the termination of her employment; provided that such Base Salary shall be reduced by any disability income benefits Executive receives under the Company’s disability income plan.

(iii)      While receiving disability income payments under the Company’s disability income plan, the Executive shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of her employment.

(iv)      If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or her duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled.  If the Executive or her duly appointed guardian reasonably objects to the physician selected by the Company, the Executive or her duly appointed guardian and the Company shall mutually select an independent physician.  The determination by any physician selected under this section shall for the purposes of this Agreement be conclusive of the issue In any event, if Executive shall fail to submit to a medical examination under this section, the Company’s determination of the issue shall be binding on the Executive.

(c)       By the Company for Cause.  The Company may terminate Executive’s employment under this Agreement for Cause at any time upon notice to Executive setting forth in reasonable detail the nature of such Cause.  The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) commission of a felony or any crime involving dishonesty or moral turpitude;

(ii) commission of any fraud, theft, embezzlement, misappropriation of funds, material breach of fiduciary duty as an officer or member of the Board or serious act of dishonesty;

(iii) failure to follow the reasonable instructions of the Board (in its capacity as the Board), which failure does not cease within 15 days after written notice specifying such failure in reasonable detail is given to the Executive by the Board;

(iv) engaging in conduct likely to make the Company or any of its Affiliates subject to criminal liabilities, other than those arising from the Company’s normal business activities; or

(v) willful engagement in any other conduct that involves a material breach of fiduciary obligation on the part of the Executive as an officer or member of the Board, or that could reasonably be expected to have a material adverse effect upon the business interests or reputation of the Company or any of its Affiliates.

            Upon the giving of notice of termination of Executive’s employment under this Agreement for Cause, the Company shall have no further obligation or liability to Executive, other than for Base Salary earned, accrued vacation and unreimbursed expenses unpaid at the date of termination and COBRA.

(d)       By the Company Other than for Cause.  The Company may terminate Executive’s employment under this Agreement other than for Cause at any time upon notice to Executive.  In the event of such termination, the Company shall pay Executive accrued Base Salary through the date of termination and severance in an amount equal to (i) 18 months of Executive’s then current base salary plus (ii) 1.5 multiplied by the bonus Executive received for the most recently completed Bonus Year of the Company (including, if applicable, a Bonus Year completed prior to the date hereof) plus (iii) accrued vacation plus (iv) unreimbursed expenses (all of the foregoing, the “Severance Amount”), conditioned on compliance with the covenants described in paragraph 8.  Such severance will be paid in 18 equal monthly installments commencing on the date of such termination.  To the extent permitted by the terms of the applicable plans, subject to any applicable employee contribution, the Company shall continue to contribute to the cost of participation by the Executive, her spouse and her eligible dependents in the Company’s welfare plans for a period of 18 months after termination and then, to the extent permitted by the applicable insurer, shall be eligible for COBRA.

(e)       By the Executive for Good Reason.  The Executive may terminate Executive’s employment under this Agreement for Good Reason at any time upon thirty (30) days’ notice to the Company.  In the event of such termination, the Company shall pay Executive the Severance Amount, conditioned on compliance with the covenants described in paragraph 8.  Such severance will be paid in 18 equal monthly installments commencing on the date of such termination.  To the extent permitted by the terms of the applicable plans, subject to any applicable employee contribution, the Company shall continue to contribute to the cost of participation by the Executive, her spouse and her eligible dependents in the Company’s welfare plans for a period of 18 months after termination and then, to the extent permitted by the applicable insurer, shall be eligible for COBRA. “Good Reason” defined as:

(i)  a failure by the Company to continue the Executive as Chief Executive Officer of the Company and Parent,

(ii) material diminution of nature or scope of the Executive’s responsibilities, duties or authority,

(iii) material breach of the Agreement by the Company,

(iv) requiring the Executive to report to anyone other than the Board of Directors of the Parent, or

(v) requiring the executive to relocate outside of the San Francisco, California area.

(f)        By Executive.  Executive may terminate Executive’s employment other than for Good Reason under this Agreement at any time upon ninety (90) days’ notice to the Company.  In the event of termination of Executive pursuant to this Section 5(f), the Board may elect to waive or reduce the period of notice, and, if the Board so elects, the Company will pay Executive the Base Salary for the notice period (or for any remaining portion of the period) plus accrued vacation.  In the event of any termination pursuant to this Section 5(f), Executive shall not be entitled to receive any Annual Bonus after the provision of notice of such termination.

(g)       Post-Agreement Employment.  In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

(h)       Mitigation.  The Executive shall not be required to mitigate damages with respect to the termination of her employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due to Executive under this Agreement on account of subsequent employment.  Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

        6.             Effect of Termination.  The provisions of this Section 6 shall apply to termination due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a)       Payment by the Company of any Base Salary, earned and pro rated bonuses, and contribution to the cost of participation of welfare plans, that may be due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive.

(b)       Except for medical and dental insurance coverage continued pursuant to Section 5(b), 5(d) or 5(e), benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c)       Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof.  The obligation of the Company to make payments to or on behalf of the Executive under Section 5(b), 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7 and 8 hereof.  The Executive recognizes that, except as expressly provided in Section 5(a), 5(b), 5(d) or 5(e), no compensation is earned after termination of employment.

        7.             Confidential Information.

(a)       The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment.  The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of her duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to her employment or other association with the Company or any of its Affiliates.  The Executive understands that this restriction shall continue to apply after her employment terminates, regardless of the reason for such termination.

(b)       All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates.  The Executive shall safeguard all Documents and shall surrender to the Company at the time her employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

(c)       For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them.

Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, including the compositions and formulations thereof, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships.  Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.  After the termination of Executive’s employment with the Company, “Confidential Information” shall not include any information that enters the public domain or is publicly known or available other than as a result of disclosure by Executive.

        8.             Restricted Activities.  The Executive agrees that some restrictions on her activities during and after her employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)       While the Executive is employed by the Company and for an eighteen-month period commencing on the date her employment actually terminates (or a twelve-month period if Executive terminates her employment pursuant to Section 5(f) above within one year after a change in control of the Company other than a change in control resulting from a public offering of securities) (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States.  Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment.  Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer of the Company or any of its Affiliates.  For the purposes of this Section 8, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.  For avoidance of doubt, the Non-Competition Period shall commence on the date Executive’s employment actually terminates (not at the conclusion of the period during which the Severance Amount, if any, is being paid to Executive).

(b)       The Executive agrees that, during her employment with the Company, she will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could give rise to a conflict of interest or otherwise interfere with her duties and obligations to the Company or any of its Affiliates.

(c)       The Executive further agrees that while she is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

        9.             Enforcement of Covenants.  The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 7 and 8 hereof.  The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The Executive further acknowledges that, were she to breach any of the covenants contained in Sections 7 or 8 hereof, the damage to the Company would be irreparable.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.  The parties further agree that, in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

        10.          Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of her obligations hereunder.  The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

        11.          Indemnification.  The Company shall indemnify the Executive to the extent provided in its then current By-Laws.  The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of her employment with the Company.

        12.          Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

“Bonus Year” shall mean any fiscal year of the Company.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided by the Company or any of its Affiliates, during the Executive’s employment.

        13.          Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

        14.          Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

        15.          Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        16.          Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

        17.          Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

        18.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

        19.          Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

        20.          Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

        21.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

        22.          Governing Law.  This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

        23.          Arbitration.  Except as otherwise expressly provided herein, any dispute, controversy or claim between the parties arising under this Agreement shall be settled by arbitration conducted in San Francisco, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in force (the “Rules”) and the laws of the State of Delaware; provided that, notwithstanding anything to the contrary herein, this agreement to arbitrate does not apply to any legal action by the Company seeking injunctive relief or damages for breach or enforcement of Sections 7, 8 or 9 of this Agreement.  In the event that a party requests arbitration, it shall serve upon the other party a written demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the party requesting arbitration.  If possible, the arbitrator will be selected by mutual agreement.  If the parties do not select the arbitrator by mutual agreement, the arbitrator shall be selected  in accordance with the Rules of the American Arbitration Association. The decision of the arbitrator shall be in writing and shall set forth the basis therefor.  The parties shall abide by all awards rendered in the arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.  The parties shall divide equally the administrative charges, arbitrator’s fees and related expenses of the arbitration, but each party shall pay its own legal fees incurred in connection with such arbitration.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

MD BEAUTY, INC.

/s/ Leslie A. Blodgett	By:	/s/ Jaime Hutter
Leslie A. Blodgett		Name: Jaime Hutter
Title: VP and CFO

ATTACHMENT A

Computation of Annual Bonus

I.             FY 2004 (which shall include the pre-closing portion of 2004)

                Executive will receive a bonus based upon the EBITDA (prior to all management bonuses) (“Adjusted EBITDA”) targets of the Company as follows:

Adjusted EBITDA	Bonus

$27,000,000 or less	$0

Greater than $27,000,000 and less than or equal to $33,500,000	(1- ((33,500,000 — Adjusted EBITDA)/6,500,000) multiplied by 600,000

Greater than $33,500,000 and less than $38,000,000	600,000 plus ((1- ((38,000,000 — Adjusted EBITDA)/4,500,000) multiplied by 200,000)

$38,000,000 or more	$800,000

Notwithstanding the formula above, Executive shall receive an Annual Bonus equal to at least $200,000 for FY 2004.

II.            Subsequent Fiscal Years

                Executive will receive a bonus based on achievement of EBITDA targets (as set by the Board in the annual budgeting process) in all subsequent fiscal years, which bonus metric shall equal 150% of base salary for achievement of budgeted EBITDA target and 200% of base salary for achievement of stretch EBITDA target.   EBITDA targets in subsequent fiscal years will be net of all management bonuses.